Exhibit 99.1
Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 1 (415) 973-5930 | www.pgecorp.com
October 28, 2014

PG&E Corporation Reports Third-Quarter 2014 Results

SAN FRANCISCO, Calif.—PG&E Corporation’s (NYSE: PCG) third-quarter 2014 net income after dividends on preferred stock (also called “income available for common shareholders”) reported in accordance with generally accepted accounting principles (GAAP) was $811 million, or $1.71 per share. This compares with $161 million, or $0.36 per share, for the third quarter of 2013. The increase was primarily driven by recording three quarters of revenues from the 2014 General Rate Case in the third quarter and by lower charges for disallowed costs compared to the third quarter of 2013.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $15 million pre-tax, or $0.02 per share for the quarter. The items impacting comparability relate mostly to natural gas matters, including costs to validate safe pipeline operating pressures and make other safety improvements, as well as legal and other costs, offset in part by insurance recoveries.  The cost to shareholders for natural gas pipeline safety-related work incurred since the San Bruno accident or committed over the next several years is $2.7 billion, based on current forecasts.

PG&E Corporation Chairman, CEO and President Tony Earley said: “Operationally, we continued to make excellent progress during the quarter. This was exemplified by our team’s response to make the system safe and restore service during the Napa Valley earthquake in August. Improvements in our emergency planning and the use of data from our SmartMeter™ network supported our ability to respond quickly and effectively.

“Unfortunately, during the quarter, as a result of an internal review, we found that certain improper communications had occurred with our regulators. We promptly reported our findings to the California Public Utilities Commission and took significant actions to address the shortcomings. We are committed to complying with both the letter and the spirit of the law and PG&E’s own Code of Conduct at all times.

“We continue to believe that it is vital that state regulators resolve gas pipeline investigations that have been ongoing for more than three years and decide any associated penalties in a timely and balanced manner.”

Earnings from Operations

On a non-GAAP basis, excluding items that management does not consider part of normal, ongoing operations, results were $820 million, or $1.73 per share, compared to $395 million, or $0.88 per share for the third quarter of 2013. The most important factor contributing to this quarter-over-quarter increase was the final decision in the 2014 General Rate Case, which provided for incremental revenues retroactive to the beginning of the year. Upon receipt of the final decision, PG&E recorded the cumulative impact of the decision for the first three quarters of 2014 all in the third quarter.

2014 Earnings Guidance

PG&E Corporation is issuing 2014 guidance for non-GAAP earnings from operations of $3.45 to $3.55 per share. On a GAAP basis, the range for projected earnings is $3.06 to $3.23 per share.

Guidance is based on various assumptions and forecasts, including those relating to expenses, capital expenditures, rate base, and equity issuances. Guidance does not include potential fines beyond the $200 million already accrued. These and other assumptions and forecasts are provided in an appendix to the presentation accompanying the earnings release, available on PG&E Corporation's website at: http://www.pgecorp.com/news/press_releases/Release_Archive2014/141028press_release.shtml.

PG&E Corporation discloses historical financial results based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated income available for common shareholders presented in accordance with GAAP. See the accompanying tables for a reconciliation of the differences between results based on earnings from operations and results based on consolidated income available for common shareholders.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's website cited above.

Conference Call with the Financial Community to Discuss Financial Results

Today's call at 11:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The webcast call and the related materials will be available for replay through the website for at least one year. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call until 8:00 p.m. Eastern Time, November 11, 2014, by dialing 866-415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the replay pin 24108# will be required to access the replay.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com.

Management's statements regarding PG&E Corporation’s 2014 earnings per share and the estimated amount of the non-recoverable pipeline-related costs Pacific Gas and Electric Company (“Utility”) will incur, as well as the assumptions and forecasts on which the statements are based, are forward-looking statements. These statements are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control. These statements, and the underlying assumptions and forecasts, reflect management’s judgment and opinions. PG&E Corporation and the Utility are not able to predict all the factors that may affect future results. Some of the factors that could cause actual results to differ materially include:

•
the timing and outcomes of the pending CPUC investigations, the criminal prosecution, and other investigations relating to the Utility, including the ultimate amount of fines imposed, whether a monitor is appointed to oversee the Utility’s natural gas operations, and the ultimate amount of costs the Utility incurs that are not recoverable or are disallowed including the cost of required remedial actions;

•
the timing and outcome of additional regulatory enforcement actions or investigations that may be or have been commenced relating to the Utility’s natural gas operating practices or compliance with the CPUC’s rules regarding ex parte communications and whether such additional actions or investigations negatively affect the outcome of ratemaking proceedings, such as the 2015 GT&S rate case, or the pending CPUC investigations;

•
whether PG&E Corporation and the Utility are able to repair the harm to their reputations caused by the continuing negative publicity about the San Bruno accident, the CPUC investigations, the criminal prosecution, the Utility’s self-reports of noncompliance with certain natural gas safety regulations and the CPUC rules regarding ex parte communications, and the ongoing work to remove encroachments from transmission pipeline rights-of-way;

•
the outcome of future investigations, citations, or other enforcement proceedings, that may be commenced relating to the Utility’s compliance with laws, rules, regulations, or orders applicable to its operations, including the construction, expansion or replacement of its electric and gas facilities; inspection and maintenance practices, customer billing and privacy, and physical and cyber security; and whether the current or potentially worsening state regulatory environment increases the likelihood of unfavorable outcomes;

•	higher electricity procurement costs and whether the Utility is able to recover such higher costs in a timely way;

•	the amount and timing of additional common stock issuances by PG&E Corporation;

•	the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms;

•	changes in credit ratings that could result in increased borrowing costs especially if PG&E Corporation or the Utility were to lose its investment grade credit ratings;

•
whether the ultimate outcome of the pending investigations and proceedings relating to the Utility’s natural gas operations affects the Utility’s ability to make distributions to PG&E Corporation, and, in turn, PG&E Corporation’s ability to pay dividends;

•
the occurrence of events that cause unplanned outages, reduce generating output, disrupt service to customers, damage property owned by the Utility or third parties, subject the Utility to claims by third parties, or result in the imposition of civil, criminal, or regulatory penalties on the Utility;

•	the impact of changes in GAAP, standards, rules, or policies, including those related to regulatory accounting, and the impact of changes in their interpretation or application; and

•	the other factors disclosed in PG&E Corporation’s and the Utility’s joint 2013 Annual Report and Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2014.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Operating Revenues
Electric	$4,012	$3,517	$10,246	$9,375
Natural gas	927	658	2,536	2,248
Total operating revenues	4,939	4,175	12,782	11,623
Operating Expenses
Cost of electricity	1,782	1,645	4,341	3,817
Cost of natural gas	134	131	694	656
Operating and maintenance	1,287	1,585	3,914	4,179
Depreciation, amortization, and decommissioning	671	523	1,766	1,542
Total operating expenses	3,874	3,884	10,715	10,194
Operating Income	1,065	291	2,067	1,429
Interest income	2	2	7	6
Interest expense	(174)	(179)	(547)	(532)
Other income, net	36	26	98	78
Income Before Income Taxes	929	140	1,625	981
Income tax provision (benefit)	115	(24)	310	243
Net Income	814	164	1,315	738
Preferred stock dividend requirement of subsidiary	3	3	10	10
Income Available for Common Shareholders	$811	$161	$1,305	$728
Weighted Average Common Shares Outstanding, Basic	472	446	466	441
Weighted Average Common Shares Outstanding, Diluted	474	447	468	442
Net Earnings Per Common Share, Basic	$1.72	$0.36	$2.80	$1.65
Net Earnings Per Common Share, Diluted	$1.71	$0.36	$2.79	$1.65
Dividends Declared Per Common Share	$0.46	$0.46	$1.37	$1.37

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Third Quarter, 2014 vs. 2013
(in millions, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2014	2013	2014	2013	2014	2013	2014	2013

PG&E Corporation’s Earnings from Operations (1)	$820	$395	$1.73	$0.88	$1,395	$1,019	$2.98	$2.31
Items Impacting Comparability: (2)
Natural gas matters (3)	(13)	(233)	(0.03)	(0.52)	(94)	(287)	(0.20)	(0.65)
Environmental-related costs (4)	4	(1)	0.01	(0.00)	4	(4)	0.01	(0.01)
PG&E Corporation’s Earnings on a GAAP basis	$811	$161	$1.71	$0.36	$1,305	$728	$2.79	$1.65

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
The Utility incurred net costs of $22 million and $159 million pre-tax, during the three and nine months ended September 30, 2014, respectively, in connection with natural gas matters. These amounts included pipeline-related costs to perform work under the Utility’s pipeline safety enhancement plan (“PSEP”) and other activities associated with safety improvements to the Utility’s natural gas system, as well as legal and other costs. These costs were partially offset by insurance recoveries. There were no additional charges recorded for these periods related to fines for natural gas matters or third party liability claims.

(pre-tax)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Pipeline-related costs	$(108)	$(245)
Accrued fines	-	-
Third-party liability claims	-	-
Insurance recoveries	86	86
Natural gas matters	$(22)	$(159)

(4)
The Utility recorded a credit of $7 million, pre-tax, during the three and nine months ended September 30, 2014, respectively. After the State of California established a final drinking water standard for hexavalent chromium that became effective on July 1, 2014, the Utility discontinued its whole house water replacement program associated with remediation at the Utility’s natural gas compressor station located near Hinkley, California.  Accordingly, the Utility reduced its accrual related to the whole house water program by $7 million in the third quarter of 2014.  Guidance does not include potential environmental-related costs that the Utility could incur if the final order for remediation at Hinkley is more onerous than the Utility’s proposal.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Third Quarter and YTD, 2014 vs. 2013
 ($/Share, Diluted)

Third Quarter 2013 EPS from Operations (1)	$0.88

2014 GRC expense recovery (2)	0.28
Timing of taxes and other expenses (3)	0.17
Tax benefit – repairs method and forecast change (4)	0.18
Growth in rate base earnings	0.14
Gain on disposition of SolarCity stock(5)	0.03
Regulatory matters	0.02
Miscellaneous	0.08

Increase in shares outstanding	(0.05)
Third Quarter 2014 EPS from Operations (1)	$1.73

2013 YTD EPS from Operations (1)	$2.31

2014 GRC expense recovery (2)	0.21
Tax benefit – repairs method and forecast change (4)	0.18
Growth in rate base earnings	0.17
Timing of taxes and other expenses (3)	0.15
Gain on disposition of SolarCity stock (5)	0.06
Regulatory matters	0.02
Gas transmission revenues (5)	0.02

Increase in shares outstanding	(0.13)
Miscellaneous	(0.01)
2014 YTD EPS from Operations (1)	$2.98

(1)
See Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

(2)
In 2013, the Utility incurred approximately $200 million of expense and $1 billion of capital costs above authorized levels.  The 2014 GRC decision authorized revenues that support this higher level of spending in 2014 and throughout the GRC period.  The amounts in the table represent the higher authorized revenue recognized during the three and nine months ended September 30, 2014, for the recovery of these expenses and costs.

(3)	Represents the timing of taxes reportable in quarterly financial statements, nuclear refueling, and other expenses.
(4)
Represents the favorable impact of recent IRS guidance and other forecast changes on the flow-through ratemaking treatment as authorized in the 2014 GRC for federal tax deductions resulting from temporary differences attributable to repairs and certain other property-related costs.

(5)	Items included in Miscellaneous in previous quarters.

PG&E Corporation EPS Guidance

2014 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$3.45	$3.55
Estimated Items Impacting Comparability: (1)
Natural gas matters (2)	(0.40)	(0.33)
Environmental-related costs (3)	0.01	0.01
Estimated EPS on a GAAP Basis	$3.06	$3.23

(1)
Items impacting comparability are those items that management believes do not reflect the normal course of operations.  These items are excluded when calculating “earnings from operations” which is a non-GAAP measure that allows investors to compare the underlying financial performance of the business from one period to another.  These items are included in calculating Consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)	The pre-tax range of costs for specific items included in the range of after-tax costs associated with natural gas matters is shown below.

	2014

(in millions, pre-tax)	Low EPS guidance	High EPS guidance
Pipeline-related expenses (a)	$(400)	$(350)
Accrued fines (b)	-	-
Third-party liability claims (c)	-	-
Insurance recoveries (d)	86	86
Natural Gas Matters	$(314)	$(264)

(a)
The range of $350 million to $400 million reflects pipeline-related expenses that are not recoverable through rates, including costs to perform work associated with the Utility’s Pipeline Safety Enhancement Plan (“PSEP”), costs related to the Utility’s multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way, costs related to the integrity management of transmission pipelines and other gas-related work, including some work at compressor stations, and legal and other expenses.

(b)
The guidance provided does not include any potential future fines (other than those already accrued).  The ultimate amount of fines imposed on the Utility that is payable to the State General Fund could be materially higher than the $200 million previously accrued for the pending CPUC investigations.  The CPUC and staff also could impose additional fines or take other enforcement action with respect to the Utility’s self-reported violations (including ex parte violations), the staff’s audit findings, the Utility’s obligation to monitor and remove encroachments from pipeline rights-of-way, and the Carmel incident on March 3, 2014.

(c)
The Utility’s best estimate of probable loss for third-party liability claims related to the San Bruno accident is $565 million, the cumulative charges recorded through 2013.  The Utility has settled substantially all third-party liability claims.

(d)
The Utility has recognized cumulative insurance recoveries of $440 million for third-party liability claims and associated legal costs. The Utility has been engaged in settlement negotiations with its insurers regarding recovery of its remaining claims and costs.  The Utility recognizes insurance recoveries only when they are deemed probable under applicable accounting standards.

(3)
After the State of California established a final drinking water standard for hexavalent chromium that became effective on July 1, 2014, the Utility discontinued its whole house water replacement program associated with remediation at the Utility’s natural gas compressor station located near Hinkley, California.  Accordingly, the Utility reduced its accrual related to the whole house water program by $7 million, pre-tax, during the three and nine months ended September 30, 2014.  Guidance does not include potential environmental-related costs that the Utility could incur if the final order for remediation at Hinkley is more onerous than the Utility’s proposal.

Actual financial results for 2014 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.

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